Exhibit 10.13
EXECUTIVE EMPLOYMENT AGREEMENT
FOR
DR. LUKAS BRAUNSCHWEILER
Amended as of January 30, 2008
          This Executive Employment Agreement (this “Agreement”) was originally entered into by and between Dr. Lukas Braunschweiler (hereinafter “Executive”) and Dionex (Europe) Management AG (hereinafter, the “Company”), as of the Effective Date (defined below). Section 4(c) of this Agreement is amended as of January 30, 2008 to comply with certain provisions of the Swiss Pension Insurance Act. In consideration of the mutual promises made herein, the Company and Executive agree as follows:
     1. Employment By The Company. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, such employment to commence as of November 1, 2006 (the “Effective Date”). On the Effective Date, Executive will be employed as the Company’s Chief Executive Officer (“CEO”).
     2. Responsibilities. As CEO, Executive shall perform the functions and responsibilities provided for that position in accordance with the terms and conditions of this Agreement, the articles of association of the Company, applicable law, and the instructions and directives of the Board of Directors of the Company (the “AG Board”). Executive shall report to the AG Board. The primary duties and responsibilities applicable to Executive include, but are not limited to: (a) continuing to act as, and to perform the duties of, President and Chief Executive Officer of Dionex Corporation (“Dionex”), which is the parent company of the Company, including but not limited to performing such duties pursuant to a Services Agreement between the Company and Dionex; (b) overall management of Dionex, including implementation of the Dionex business plan and policy as determined by the Board of Directors of Dionex (the “Dionex Board”); (c) overall management of the Company, including implementation of the Company’s business plan and policy as determined by the AG Board; (d) regular reporting to the AG Board and to the Dionex Board with regard to the course of business and management issues of significance; (e) other activities as requested or directed by the AG Board or the Dionex Board from time to time; and (f) other services within the course and scope of his duties for Dionex on behalf of any subsidiary or affiliate of Dionex or the Company (collectively, and together with Dionex and the Company, the “Dionex Group”).
     3. Working Time; Office Location. Executive shall devote the whole of his professional time, attention and energies to the performance of his duties and responsibilities described in Section 2 above, except for vacation periods and periods of illness or other incapacity permitted by the Company’s general employment policies, or as otherwise permitted by this Agreement. Executive shall use his best efforts in performing said duties and responsibilities. Executive’s primary office location will be in the Company’s corporate headquarters currently located in Olten, Switzerland, and Executive will also spend time as required by his duties and responsibilities to Dionex in Dionex’s corporate headquarters in Sunnyvale, California.
     4. Compensation And Benefits.
          (a) Base Salary. The Company will pay Executive a base salary in the annualized amount of CHF 525’000, payable in twelve identical installments at the end of each calendar month, and subject to the Company’s obligations under Section 4(c) below. Such compensation is subject to change from time to time in the AG Board’s discretion. Executive’s base salary compensates him for the entire

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working time necessary for performing the duties and responsibilities described in Section 2 above. Executive acknowledges that he will not be eligible to receive additional compensation or overtime for hours exceeding the regular weekly working hours or for additional time for weekend, holiday or vacation work.
          (b) Management Incentive Bonus Plan. Executive shall be eligible to receive an annual bonus pursuant to the terms and conditions of the Management Incentive Bonus Plan of Dionex (the “MIB Plan”), which bonus, if earned, shall be payable within two months after the end of Dionex’s fiscal year, so long as both (i) Executive’s employment has not been terminated (by the Company or Executive) for any reason prior to the time payment is scheduled to be made, and (ii) the Company did not release Executive from his obligations under Sections 2 and 3 of this Agreement prior to June 1 of the fiscal year with respect to which the bonus would be payable following receipt of notice from Executive of termination of his employment pursuant to Section 5(a) of this Agreement. Such bonus payment(s), if any, represent special payments as provided for in Article 322d of the Swiss Code of Obligations (the “CO”). The amount of any bonus shall be determined by the AG Board (excluding Executive, if he is a member of the AG Board at the relevant time), at the direction and in the discretion of the Compensation Committee of the Dionex Board, consistent with the terms and formulas set out in the MIB Plan and any additional performance criteria for Dionex and Executive.
          (c) Replacement of Profit Sharing Payments and other Benefits. Under his former employment with Dionex, Executive received profit sharing payments under the Dionex Employee Profit Sharing Plan in which the North American employees of Dionex participate, Dionex’s matching contribution to Executive’s 401(k) account, and certain medical benefits. Executive understands and agrees that under this Agreement, he will not receive those payments or benefits. Instead, the Company shall (i) with respect to Executive’s base salary, pay one hundred percent (100%) of Executive’s portion of the mandatory contribution to the AVH/IV/ALV pillar of social security in Switzerland, in addition to the Company’s mandatory portion, plus the amounts required by law for accident insurance (UVG) and sick leave (Krankentaggeld), and (ii) make a contribution to Executive’s Swisscanto pension fund account maintained by the Company, on a quarterly basis, at an annual rate of CHF 73’829.70.
          (d) Social Security Insurance. Executive acknowledges that he has been informed of the existing social security protection and the apportionment of premiums, as described further in Section 4(c) above. Executive agrees to such protection and apportionment of premiums and acknowledges his right to inspect the relevant insurance documentation.
          (e) Absences Due to Illness or Injury.
               (i) Executive shall immediately inform the Company if he is unable to work and he shall further inform the Company of the estimated duration of and the reasons for his inability to work. Executive shall, upon the Company’s request, but in any event no later than after the third calendar day of the beginning of any inability to work due to illness or injury, provide the Company with a medical certificate confirming his inability to work and the estimated duration of such inability. If the inability to work lasts longer than indicated in the medical certificate, Executive shall submit a new medical certificate. The Company shall be entitled to request at any time that Executive undertake a medical examination with a medical examiner named by the Company and at the Company’s cost, and Executive shall be required to undertake such medical examination.
               (ii) If Executive is unable to perform the duties of his position due to illness, injury, required performance of a legal duty or a public office, or for any another cause through no fault of his own, he shall be entitled to continued payment of his base salary then in effect in accordance with

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the following schedule (“Berner Skala”), provided that, for the purposes of this Section 4(e)(ii) only, Executive’s hire date shall be considered to be August 5, 2002 (the “Dionex Hire Date”): (a) for up to three (3) months during the fifth through ninth years after the Dionex Hire Date; (b) for up to four (4) months during the tenth through fourteenth years after the Dionex Hire Date; (c) for up to five (5) months during the fifteenth through nineteenth years after the Dionex Hire Date; and (d) for up to six (6) months during the twentieth through twenty-fifth years after the Dionex Hire Date.
          (f) Vacation. Executive shall accrue vacation at an annual rate of twenty (20) days per year. Executive shall schedule his vacation consistent with his duties and the Company’s needs, and with the advance approval of the Board. Executive may carry over any unused vacation days to the following calendar year in accordance with Company policy.
          (g) Business Expenses. The Company shall reimburse Executive for all reasonable business expenses, including expenses incurred for travel on Company business or the business of such other entity in the Dionex Group, in accordance with the then-applicable policies and procedures of the Company. To be eligible for reimbursement, Executive must submit business expense reimbursement requests on a timely basis, which includes supporting documentation (including receipts) reasonably satisfactory to the Company.
          (h) Dionex Change in Control Severance Benefit Plan. Executive will continue to be eligible to receive benefits, if any become due, under the terms and conditions of the Dionex Change in Control Severance Benefit Plan in effect as of October 5, 2001 (the “Severance Benefit Plan”), to the extent permitted under the terms of the Severance Benefit Plan; provided, however that Dionex retains the discretion to alter, amend or terminate the Severance Benefit Plan in accordance with its terms. In the event that Executive is ineligible for benefits under the then-effective Severance Benefit Plan only due to his employment by the Company rather than employment by Dionex, the Company agrees to provide him benefits equivalent to those that would be provided under the Severance Benefit Plan in the event the other terms and conditions for receipt of benefits under the Severance Benefit Plan otherwise are met.
          (i) Dionex Equity Grants. This Agreement does not alter or affect any equity grants provided to Executive by Dionex. To the extent consistent with and permitted by the operative equity incentive plans and Executive’s equity grant agreements, Executive’s employment with the Company will be considered continuous service for the purposes of such equity incentive plans and Executive’s equity grants.
          (j) Indemnification. During the term of this Agreement, Dionex will continue to maintain insurance coverage applicable to Executive against directors’ and officers’ liability arising out of his activities under this Agreement, at a coverage level that is customary in the industry. In addition, Executive will be entitled to indemnification pursuant to the terms of Dionex’s bylaws, as in effect from time to time (the “Dionex Bylaws”). Except to the extent covered by the afore-mentioned insurance protection, neither the Company nor the Dionex Group shall have any obligation to indemnify Executive if he becomes liable as a director or officer for intentional misconduct or gross negligence or due to conduct contrary to instructions of the Company or the Dionex Group. Nothing herein shall limit the indemnification rights Executive might have under the Dionex Bylaws or the Delaware General Corporation Law.
     5. Term; Termination.
          (a) Term of Employment. This Agreement is effective as of the Effective Date, which shall also be the date that Executive commences employment with the Company. Executive’s employment under this Agreement shall continue for an indefinite period of time; provided, however, that

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it can be terminated: (i) for Cause (defined below) at any time by the Company upon written notice to Executive; and (ii) by the Company without Cause, or by Executive for any reason, upon six (6) months written notice to the other party; provided, however, that any termination under this Section 5(a)(ii) can be effective only on or after the one year anniversary of the Effective Date. In the event of a termination without Cause by the Company, or termination by Executive, during the termination notice period, the Company may, but is not required to, release, without obligation, Executive from his obligations under Sections 2 and 3 of this Agreement and will continue to provide Executive’s base salary if Executive elects to engage in other employment or business activities during the notice period so long as such other employment or business activities do not violate Section 7 of this Agreement (Noncompetition and Nonsolicitation Obligations) and if the Company releases him from his obligations under Sections 2 and 3 of this Agreement. There is no probation period of employment. For purposes of this Agreement, the parties agree that Cause for termination of Executive’s employment shall include the following: (i) fraud or conviction (including a no contest or guilty plea) of criminal acts committed by Executive; (ii) Executive’s material breach of any provision of any written agreement with the Company, including but not limited to this Agreement or the Proprietary Information Agreement (as defined below); (iii) Executive’s material failure to perform Executive’s job duties as determined by the Board in its reasonable judgment, and after notice of such failure has been given to Executive by the Board and Executive has had a fifteen (15) business-day period within which to cure such failure (provided that, notice by the Board is required only if the material failure is reasonably capable of cure); or (iv) a material violation of any Company policy or procedure.
          (b) Post-Termination Consulting Relationship. In the event that Executive’s employment is terminated without Cause by the Company, Executive will be obliged, at the Company’s option, to serve on behalf of the Company as a consultant for a period of up to six (6) months from the termination date. During such consulting period, Executive shall be required to comply with the noncompetition and nonsolicitation provisions set forth in Section 7 below, and the sole compensation that Executive will be entitled to receive during such period will be a monthly consulting fee equal to his base monthly salary in effect as of the termination of his employment. In the event that Executive materially breaches any provision of Section 7, the Company shall have the option to terminate the consulting period without advance notice, in which case the Company’s obligation to continue to pay consulting fees to Executive will cease. Additional terms of the consulting relationship will be subject to mutual agreement of the parties, to be negotiated and agreed at the time of Executive’s termination.
     6. Outside Activities.
          (a) Non-Company Activities. Except for any activities authorized in writing in advance by the AG Board and the Dionex Board and activities as a passive investor, Executive will not during his employment by the Company undertake or engage in any other employment, occupation or business enterprise, including but not limited to activities as an advisor, member of a board of directors, holder of a public office or member of a professional association.
          (b) No Adverse Interests. During his employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company or the Dionex Group, or their business or prospects, financial or otherwise, except as permitted by Section 6(a) or 6(c) herein.
          (c) Noncompetition During Employment. During the term of his employment by the Company, except at the request of the AG Board or the Dionex Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or

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other entity whatsoever that competes directly with the Company or any other entity of the Dionex Group, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company or any other entity of the Dionex Group; provided, however, that Executive may own, as a passive investor, securities of any competing public corporation, so long as his direct and indirect holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting securities of such corporation, and any ownership interest in a competitor is disclosed in writing to the AG Board and the Dionex Board.
     7. Noncompetition and Nonsolicitation Obligations.
          (a) Due to the fact that Executive’s position with the Company will entail access to the Company’s and Dionex’s clientele and to the manufacturing and business secrets of the Company and the Dionex Group, he undertakes, during the term of this Agreement and the period in which Executive provides consulting services as described in Section 5(b) above, to refrain from any activity in all countries in which the Company or any entity of the Dionex Group is active that competes with the business of the Company and/or the Dionex Group, including, without limitation, in the field of chromatography and extraction systems used to separate, isolate, and identify the components of chemical mixtures, and he further agrees not to solicit employees or consultants of the Company or any other entity in the Dionex Group for his own business or the business of any third parties.
          (b) In particular, Executive undertakes: (i) not to participate, directly or indirectly, financially or otherwise, in any enterprise that develops, manufactures, offers, or distributes products, or provides services similar to those of the Company and/or the Dionex Group or that otherwise competes with the business of the Company and/or the Dionex Group; (ii) not to be active, fully or partially, for such an enterprise, be it as an employee, representative, adviser or otherwise; (iii) not to directly or indirectly establish such an enterprise; and (iv) not to directly or indirectly solicit or employ other employees of the Company or the Dionex Group or in any other way enter into an agreement with such employees for the benefit of himself or a third party.
          (c) The Company may at any time waive, in whole or as to any entity or entities of the Dionex Group any or division, business unit or product line thereof, its claim against Executive to comply with the obligations not to compete and/or not to solicit. Once the Company waives the said claim it is no longer obliged to pay any compensation to Executive and any post-termination consulting period will then cease.
          (d) In case Executive wants to assert that his obligation not to compete is unreasonable because it unduly hinders his economic prospects, he must present the Company in writing the reasons for his allegation and at the same time provide documentation showing his unsuccessful efforts to secure new employment. In such a case, the Company will inform Executive within thirty (30) days whether it will uphold the existing obligation not to compete or whether it will agree to a modification of the obligation not to compete.
     8. Compliance With Company’s General Employment Policies. Executive’s employment relationship will be governed by the general employment policies, practices and procedures of the Company and Dionex, and Executive agrees to abide by all such policies, practices and procedures, as they from time to time are adopted or modified by the Company or Dionex at its sole discretion.
     9. Intellectual Property Rights.
     (a) All inventions and designs that Executive, solely or jointly with others, makes or contributes to while performing his tasks and activities as an employee of the Company and fulfilling his

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duties under this Agreement, as well as all creations, data, findings, works, computer-programs, marks, methods, documents and any other results of Executive’s performance under this Agreement (the “Results”), belong exclusively to the Company and/or the Dionex Group regardless of whether or not the Results are protected under applicable laws and regulations. To the extent that the Company is not entitled to the rights to Results on the basis of Article 332 paragraph 1 of the CO, Executive assigns and transfers any rights to and in connection with such Results to the Company and/or the Dionex Group. Each of the Company and/or the Dionex Group is free to modify and use such Results at its own discretion.
          (b) Each of the Company and any entity in the Dionex Group is entitled to acquire from Executive all inventions and designs that Executive, solely or jointly with others, makes or contributes to in the course of performing his tasks and activities as an employee of the Company and/or an officer of Dionex, whether on behalf of the Company and/or the Dionex Group, but which were not made in fulfillment of his duties under this Agreement (the “Occasional Inventions”). As soon as Executive makes or contributes to any Occasional Invention he shall inform the Company in writing. The Company and/or the Dionex Group must then notify Executive within six (6) months if any such entity intends to acquire the respective Occasional Invention. If the Company and/or the Dionex Group acquires any Occasional Inventions, Executive will be entitled to an appropriate compensation in accordance with the principles set out in Article 332 paragraph 4 of the CO.
          (c) During and after the term of his employment, Executive will support and assist the Company and/or the Dionex Group in the process of patenting inventions or registering other intellectual property rights that he made or to which he contributed.
          (d) Executive confirms that all “Inventions” and “Proprietary Rights” under the Employee Proprietary Information and Inventions Agreement between Executive and Dionex dated June 1, 2002 (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit A, have been assigned by Executive to Dionex. To the extent that any such rights are for any reason not already vested in Dionex, Executive herewith completely and exclusively assigns and transfers to Dionex all such “Inventions” and “Proprietary Rights”, including but not limited to the entire copyright and all other rights in all discoveries, processes, methods, computer programs, know-how, information, product improvements, works, designs and/or marks he has learned, made or conceived during his employment with Dionex, whether alone or in conjunction with others, and whether in the execution of his duties to Dionex or otherwise in exercising his employment activities, all of which shall become and remain the sole property of Dionex, and Dionex shall have the exclusive and unrestricted right to modify, reproduce, exploit or otherwise use the aforementioned work results, modified or not, without mentioning Executive’s name. The Proprietary Information Agreement shall continue in effect and apply to Executive’s employment with the Company, except to the extent it conflicts with any provision of this Agreement or applicable law.
     10. Confidentiality.
          (a) Executive shall treat as confidential and not disclose to others, or take or use for Executive’s own purposes or for the purposes of others, any business matters of the Company and/or the Dionex Group unless authorized by the AG Board or the Dionex Board, as applicable, and Executive reaffirms and agrees to comply with the provisions of the Proprietary Information Agreement regarding nondisclosure of Proprietary Information, as defined therein, and which Executive acknowledges applies to all such information of the Company and/or the Dionex Group.
          (b) Business matters as referred to above include (but are not limited to) manufacturing secrets, business secrets and all other facts that are relevant for the business and not known

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to the public and either of a confidential nature (such as business plans and strategies, addresses of employees, suppliers and customers, agreements and their terms and conditions, unpublished accounting figures and balance sheet figures, and the like) or have been indicated to Executive as being confidential.
          (c) This confidentiality obligation will remain effective after the termination of this Agreement without limitation and irrespective of the cause of termination.
          (d) Executive must keep in safe custody any documentation on business matters of the Company and the Dionex Group and shall surrender all such documentation to the Company upon its request, and no later than the termination of his employment with the Company for any reason, and without keeping any copies (in whole or in part). Wherever copies cannot be surrendered to the Company (e.g. digital copies, data carriers or the like), such copies must be destroyed by Executive at the time of the request of return of all documentation, even if destruction of copies has not been specifically requested by the Company or the Dionex Group.
     11. Liquidated Damages.
          (a) Executive is aware and acknowledges that a violation of his obligations as set out in Section 7 (Noncompetition and Nonsolicitation Obligations) and in Section 10 (Confidentiality) might seriously damage the Company and/or the Dionex Group.
          (b) Executive shall pay liquidated damages of CHF 260’000 to the Company for each case of violation of one of the obligations as set forth in Section 7 (Noncompetition and Nonsolicitation Obligations) or in Section 10 (Confidentiality). In the event of continued violations of the obligation not to compete, liquidated damages in the afore-mentioned amount will become due every month as long as Executive continues to violate his noncompetition obligations. Additionally, the Company has the right to assert claims for any damages caused by violations of these obligations.
          (c) A payment of liquidated damages does not release Executive from his obligations as set forth in Section 7 (Noncompetition and Nonsolicitation Obligations) or in Section 10 (Confidentiality).
          (d) Additionally, if Executive violates the obligation not to compete, the Company has the right to prohibit Executive from starting or continuing activities that are contrary to his non-competition obligation, and may, in particular, require Executive to abandon a new occupation (e.g. the Company may obtain specific performance or “Realexekution”).
     12. Data Protection. Executive acknowledges and agrees that the Company may store, transfer, change and destroy all of his personal data in connection with this Agreement. He particularly acknowledges and agrees that the Company has the right to transfer any of his data to other companies of the Dionex Group in Switzerland or abroad (including but not limited to Dionex’s offices in the United States).
     13. General Provisions.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Switzerland without regard to conflict of laws principles that would otherwise apply the law of another jurisdiction. Any disputes arising out of this Agreement shall be submitted to the courts at the domicile or seat of the Company or at the place where Executive usually carries out his work. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

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          (b) Complete Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between the Company and Executive, whether oral, written or implied, except the Proprietary Information Agreement and except as otherwise provided herein. Nothing in this paragraph shall affect the agreements described in Paragraph 4(i) above. It also replaces and supersedes any agreements between Dionex and Executive concerning Executive’s employment with Dionex, and such agreements shall terminate effective as of the Effective Date, except as expressly provided herein. The terms of this Agreement and any changes in Executive’s employment terms require a written amendment to this Agreement signed by Executive and a duly authorized officer of the Company, and written approval of such amendment by the holders of a majority in interest of the then outstanding capital stock of the Company.
          (c) Waiver. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.
          (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.
          (e) Headings. The headings and captions of the various paragraphs of this Agreement are placed herein for the convenience of the parties and the reader, do not constitute a substantive term or terms of this Agreement, and shall not be considered in the interpretation or application of this Agreement.
          (f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or electronically by PDF shall be deemed the equivalent of originals.
          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that it is agreed that Executive may not assign any of his duties hereunder; and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.
          (h) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon, as applicable, the date of personal delivery (including personal delivery by facsimile transmission), the date of delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested. Notices to the Company shall be sent to the Chairman of the AG Board (or, if Executive is the Chairman of the AG Board, to all other members of the AG Board), with a copy to the Chairman of the Dionex Board, and notices to Executive shall be sent to his residential address as listed on the Company’s payroll, or as otherwise provided in writing by Executive to the Board.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
          (i) Right To Work. This Agreement is subject to satisfactory proof of Executive’s right to work in Switzerland.
     In Witness Whereof, the parties have executed this Agreement on the dates specified below.

Dionex (Europe) Management AG
By:	/s/Riccardo Pigliucci
Riccardo Pigliucci
Director

Date: February 6, 2008

Exhibit A — Employee Proprietary Information and Inventions Agreement
Accepted and agreed:

/s/ Dr. Lukas Braunschweiler
Dr. Lukas Braunschweiler

Date: January 30, 2008

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Exhibit A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT